TECHSITE STRATEGIES CORP.

FINANCIAL STATEMENTS

(Unaudited – See Notice to Reader)

OCTOBER 31, 2002

TECHSITE STRATEGIES CORP.

FORM 51-901F – QUARTERLY AND YEAR END REPORT

OCTOBER 31, 2002

SCHEDULE A:  FINANCIAL INFORMATION

See unaudited financial statements for the three-month period ended October 31, 2002.

SCHEDULE B:  SUPPLEMENTARY INFORMATION

1.

See unaudited financial statements for the three-month period ended October 31, 2002.

2.

There were no significant related party transactions for the three-month period ended October 31, 2002.

3.

a)

Summary of securities issued during the three month period ended October 31, 2002:  None

b)

Summary of options granted during the three month period ended October 31, 2002:  None

4.

a)

Authorized:  100,000,000 common shares with no par value.

b)

Issued and outstanding: 2,676,698 common shares

Capital stock:  $11,928,631

c)

Summary of options outstanding:

Number of Shares	Exercise Price	Expiry Date

210,000	$ 0.18	June 5, 2002

Summary of warrants outstanding:

Number of Shares	Exercise Price	Expiry Date

525,000	$ 0.24	July 7, 2002

d)

Number of shares held in escrow: None

5.

List of directors and officers:

William Dynes, Director and President

Andrew Walker, Director

Feisal Somji, Director

Lila Dupuis, Secretary

TECHSITE STRATEGIES CORP.

FORM 51-901F – QUARTERLY AND YEAR END REPORT

OCTOBER 31, 2002

SCHEDULE C:  MANAGEMENT DISCUSSION AND ANALYSIS

Description of Business – Techsite Strategies Corp.

The Company is a natural resources company involved in the acquisition and exploration of mineral properties.

Discussion of Operations and Financial Conditions

During the period there was no acquisition or abandonment of resources properties material to the issuer.  Also no acquisition or disposition of other material capital assets including material terms of the acquisition, or disposition; took place during the period.  There were no material write-offs or write-downs of assets, during the period.

The Company had an 11% participating interest in a mineral property known as “Yamba Lake” located in the Mackenzie District of the Northwest Territories, covering an area of approximately 152,505.2 Acres. Details of this letter agreement can be found in the Management Discussion of the October 31, 2001 quarterly financials statements.  This letter agreement was amended on April 2, 2002.  The current agreement is as follows:

Southern Era will have the option to earn a 60% undivided interest in the Yamba Lake Property by completing and delivering to the Company and its partners (Tanqueray Resources Ltd. and Mill City International Inc.) a bankable feasibility on or before December 31, 2006.  Upon Southern Era delivering such a bankable feasibility study it shall earn that interest as set out below and a joint venture would be deemed to be created between the parties with the following respective undivided interests:

Southern Era	60%
Tanqueray	16%
Mill City	16%
Techsite	8%

Commencing January 1, 2002 and continually annually thereafter, Southern Era will be required to spend a minimum of CDN $300,000 on Yamba Lake Property to maintain and retain its option.  Further Southern Era shall take all steps to convert all or portion of the claims comprising the Yamba Lake Property into lease.

Upon Southern Era having earned that interest as described above, Southern Era shall have a further right to increase its undivided interest in the Yamba Lake Property to a 65% undivided interest by arranging, on behalf of all of the parties, 100% of the required capital cost financing as set out and defined in the bankable feasibility study.  This further right must be exercised within two years of the delivery of the bankable feasibility study.  Should Southern Era exercise the option to increase its undivided interest to 65%, it shall also be entitled to receive a 1% premium on the costs associated with the financing including, but not limited to, interest costs, arrangement fees, stand by fees and origination fees applicable to each minority parties pro rata share of these costs.  In the event of Southern Era exercising its right in this paragraph, the undivided interest of the parties shall be the following:

Southern Era	65%
Tanqueray	14%
Mill City	14%
Techsite	7%

In the event of Southern Era not exercising its right for the further total interest of 65%, all parties shall have a further 12 months in which to arrange and secure their capital cost financing as such capital costs are defined in the bankable feasibility study in proportion to each parties undivided interest.

TECHSITE STRATEGIES CORP.

FORM 51-901F – QUARTERLY AND YEAR END REPORT

OCTOBER 31, 2002

SCHEDULE C:  MANAGEMENT DISCUSSION AND ANALYSIS (cont'd…)

Discussion of Operations and Financial Conditions (cont'd…)

The Company is please with this amended letter agreement, which provides for sustainability of the property to the final decision point.

The Company incurred $36,411 in administrative and expenses over the 3 month period, up from $29,021 during the same period last year. The majority of these expenses were bank charges and interest in the amount of $19,517, which accounts for the interest accumulation on the large debt of the company.

The Company currently has a significant debt with a geological firm in Vancouver, Canada.  The debt holder has agreed to work with the Company through the depressed markets until such time as the Company is in a position to re-pay the debt.  The debt as of October 31, 2002 was $1,273,000.16.  The debt is incurring interest at the rate of 6.55% per annum.  The Company is making no interest payments at this time, and therefore the annual interest charges are being compounded on the principle amount owing.

In March 2000, the Canadian Institute of Chartered Accountants issued accounting guideline AcG-11 “Enterprises in the Development Stage” which provides guidance for recognition, measurement, presentation and disclosure by enterprises in the development stage.  AcG-11 is effective for all fiscal periods beginning on or after April 1, 2000.  AcG-11 provides for new, detailed criteria to apply in the review for impairment of capital assets of extractive operations. The impact of AcG-11 resulted in a change in the Company’s accounting policy relating to exploration costs as incurred and expense previously capitalized balances as a cumulative effect of a change in accounting policy for its fiscal period beginning February 1, 2001.

The Company has adopted the change in accounting policy retroactively without restatement of prior periods and has adjusted the opening balances for its fiscal period beginning February 1, 2001, as follows:

Balance sheet:
Decrease in mineral properties	$ (2,874,432)
Increase in deficit	2,874,432

Material Contracts and Commitments

There were no material contracts or commitments made during the period.

There were no material variances between the issuer's financial results or the information previously disclosed by the issuer, during the period.  There were no material terms of any existing third party investor relation's arrangements or contracts made during the period.  During such period there were also no:

a) Legal proceedings;

b) Contingent liabilities made;

c) Defaults under debt or other contractual obligations;

d) Breaches of corporate, securities or other laws, or of an issuer's listing agreement with the Canadian Venture Exchange;

e) Regulatory approval requirements for a significant transaction;

f) Management changes; or

g) Special resolutions passed by the shareholders.

TECHSITE STRATEGIES CORP.

FORM 51-901F – QUARTERLY AND YEAR END REPORT

OCTOBER 31, 2002

SCHEDULE C:  MANAGEMENT DISCUSSION AND ANALYSIS (cont'd…)

Subsequent Events

There are no subsequent events of the Company.

Financings, Principal Purposes and Milestones

The Company continues to review opportunities.

Liquidity and Solvency

The Company has $8,310 in Current Assets at the end of this financial period, and $1,443,129 in Current Liabilities, yielding a negative working capital. The majority of the Current Liabilities consists of the debt and interest on the debt to a geological firm.

The Company has dropped below the Tier 2 TMR due to insufficient working capital.  Working Capital as defined by the Exchange is current assets minus current liabilities.  As outlined below, the Company is required to have at least $50,000 in working capital for general and administrative expenses.

In accordance with Policy 2.6, Section 3 there are restrictions placed on the Company at the time of being designated Inactive.  Of significance, the Company may not grant new stock options, its Insiders may not exercise previously granted stock options, and the Company may not accrue aggregate management fees of more than $2,500 per month.

Sections 4 and 5 of Policy 2.6 outline the requirements, procedures and deadlines for an Inactive company to meet TMR.  A comprehensive plan for reactivation must be filed with the Corporate Maintenance Department of the Exchange by the Company within 12 months of being designated Inactive and the Company is required to demonstrate that it will meet the TMR within 18 months of being designated Inactive.  Specifically, the Company must file a satisfactory reactivation plan with the Exchange no later than August 21, 2002, and attain TMR prior to February 21, 2003.

As of this date, the Company has not yet filed the reactivation plan.  The Company will need to either settle the debt as outlined in Section 5A above, or extend the terms of the debt so that it is carried as a long-term liability.  The Company will also need to raise adequate funds to meet the $50,000 G&A requirements.

If the Company fails to meet the TMR within the 18-month schedule the Company will be suspended from trading by the Exchange.  In this event, the Company will have to meet the requirements as outlined in Policy 2.9 for re-instatement for trading.

TECHSITE STRATEGIES CORP.

BALANCE SHEET

(Unaudited – See Notice to Reader)

	October 31, 2002	January 31, 2002
		(Audited)

ASSETS

Current
Cash	$ 172	$ 898
Receivables	4,260	4,440
Prepaid expenses	3,878	3,832

	$ 8,310	$ 9,170

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current
Accounts payable and accrued liabilities	$ 120,429	$ 96,188
Due to related party	49,700	25,300
Loan payable	1,273,000	1,213,098

	1,443,129	1,334,586

Shareholders' equity (deficiency)
Capital stock	11,928,631	11,928,631
Contributed surplus	75,000	75,000
Deficit	(13,438,451)	(13,329,047)

	(1,434,820)	(1,325,416)

	$ 8,310	$ 9,170

Basis of presentation (Note 1)

Nature and continuance of operations (Note 2)

On behalf of the Board:

"Andrew Walker"	Director	"Feisal Somji"	Director

TECHSITE STRATEGIES CORP.

STATEMENT OF OPERATIONS AND DEFICIT

(Unaudited - See Notice to Reader)

THREE MONTH PERIOD ENDED OCTOBER 31, 2002

	Three Month Period Ended October 31, 2002	Three Month Period Ended October 31, 2001	Nine Month Period Ended October 31, 2002	Nine Month Period Ended October 31, 2001

EXPENSES
Amortization	$	$	$	$
Bank charges and interest	19,517	20,977	64,105	60,829
Filing fees	807		4,957	3,239
Office and miscellaneous	13	(324)	658	(324)
Printing	35		1,748
Professional fees	14,860	6,629	31,038	19,134
Rent	250	828	925	2,746
Shareholder communication	(136)	25	2,810	3,016
Transfer agent fees	1,065	886	3,163	4,433

Loss for the period	(36,411)	(29,021)	(109,404)	(93,073)

Deficit, beginning of period	(13,402,041)	(13,254,572)	(13,329,047)	(13,190,520)

Deficit, end of period	$ (13,438,451)	$ (13,283,593)	$ (13,438,451)	$ (13,283,593)

Basic and diluted loss per share (Note 3)	$ (0.01)	$ (0.01)	$ (0.04)	$ (0.04)

Weighted average number of shares outstanding	2,676,698	2,676,698	2,676,698	2,676,698

TECHSITE STRATEGIES CORP.

STATEMENT OF CASH FLOWS

(Unaudited - See Notice to Reader)

THREE MONTH PERIOD ENDED OCTOBER 31, 2002

	Three Month Period Ended October 31, 2002	Three Month Period Ended October 31, 2001	Nine Month Period Ended October 31, 2002	Nine Month Period Ended October 31, 2001

CASH FLOWS FROM OPERATING ACTIVITIES
Loss for the period	$ (36,411)	$ (29,021)	$ (109,404)	$ (93,073)
Item not affecting cash:
Amortization

Changes in non-cash working capital items:
(Increase) decrease in amounts receivable	(1,501)	(83)	180	(1,645)
(Increase) in prepaid expenses	200	578	(46)	578
(Decrease) Increase in accounts payable and accrued liabilities	17,222	4,211	24,241	14,417
Increase in due to related party	0	19,376	24,400	56,585

Cash used in operating activities	(20,490)	(4,939)	(60,629)	(23,138)

CASH FLOWS FROM FINANCING ACTIVITIES
Loan payable	20,620	5,500	59,902	23,300
Issuance of common shares

Cash provided by financing activities	20,620	5,500	59,902	23,300

Increase (decrease) in cash during the period	131	561	(727)	162

Cash, beginning of period	41	543	898	942

Cash, end of period	$ 172	$ 1,104	$ 172	$ 1,104

Supplemental disclosure with respect to cash flows (Note 6)

TECHSITE STRATEGIES CORP.

NOTES TO THE FINANCIAL STATEMENTS

(Unaudited - See Notice to Reader)

OCTOBER 31, 2002

1.

BASIS OF PRESENTATION

The interim period financial statements have been prepared by the Company in accordance with Canadian generally accepted accounting principles.  All financial summaries included are presented on a comparative and consistent basis showing the figures for the corresponding period in the preceding year.  The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of annual financial statements.  Certain information and footnote disclosure normally included in financial statements prepared in accordance with Canadian generally accepted accounting principles have been condensed or omitted.  These interim period statements should be read together with the audited financial statements and the accompanying notes included in the Company's latest annual filings.  In the opinion of the Company, its unaudited interim financial statements contain all adjustments necessary in order to present a fair statement of the results of the interim periods presented.

2.

NATURE AND CONTINUANCE OF OPERATIONS

The Company is in the process of exploring and developing options on mineral claims and has not yet determined whether these claims contain ore reserves that are economically recoverable.  These financial statements have been prepared in accordance with Canadian generally accepted accounting principles, with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation.  Continued operations of the Company are dependent on the Company's ability to receive continued financial support, reach satisfactory repayment terms with its primary creditor, complete public equity financing, or generate profitable operations in the future.

3.

MINERAL PROPERTY

The Company and its joint venture partners entered into a letter agreement dated April 2, 2002, with Southern Era Resources Ltd. ("Southern Era").  Southern Era has the option to earn a 60% undivided interest in certain claims located in the Northwest Territories by completing and delivering a feasibility study on or before December 31, 2006.  The remaining interest in these claims will be as follows:

Mill City International Inc.	16%
Tanqueray Resources Ltd.	16%
Techsite Strategies Corp.	8%

Southern Era has a further right to increase its interest to 65% by arranging 100% of the required financing pursuant to the feasibility study.

Southern Era is required to spend a minimum of $300,000 in exploration expenditures each calendar year to December 31, 2006.

4.

LOSS PER SHARE

Loss per share is based on the weighted average number of common shares outstanding during the period. Escrow shares and shares contingently returnable to treasury are included in the weighted average number of shares outstanding for the purposes of calculation of loss per share.

TECHSITE STRATEGIES CORP.

NOTES TO THE FINANCIAL STATEMENTS

(Unaudited - See Notice to Reader)

OCTOBER 31, 2002

4.

LOSS PER SHARE (cont'd…)

Fully diluted earnings per share consider the dilutive impact of the conversion of outstanding stock options and warrants as if the events had occurred at the beginning of the period. For the period presented, this calculation proved to be anti-dilutive.

5.

SEGMENTED INFORMATION

The Company currently conducts all of its operations in Canada in one business segment.

6.

SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

	2002	2001

Cash paid during the period for interest	$ -	$ -
Cash paid during the period for income tax	-	-

There were no significant non-cash transactions for the nine month periods ended October 31, 2002 and 2001.

7.

CHANGE IN ACCOUNTING POLICY

In March 2000, the Canadian Institute of Chartered Accountants issued accounting guideline AcG-11 “Enterprises in the Development Stage” which provides guidance for recognition, measurement, presentation and disclosure by enterprises in the development stage.  AcG-11 is effective for all fiscal periods beginning on or after April 1, 2000.  AcG-11 provides for new, detailed criteria to apply in the review for impairment of capital assets of extractive operations. The impact of AcG-11 resulted in a change in the Company’s accounting policy relating to exploration costs as incurred and expense previously capitalized balances as a cumulative effect of a change in accounting policy for its fiscal period beginning February 1, 2001.

The Company has adopted the change in accounting policy retroactively without restatement of prior periods and has adjusted the opening balances for its fiscal period beginning February 1, 2001, as follows:

Balance sheet
Decrease in mineral properties	$ (2,874,432)
Increase in deficit	2,874,432